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                                                                  EXHIBIT (g)(5)

         CASH MANAGEMENT AND RELATED SERVICES AGREEMENT, dated as of between each mutual fund and/or portfolio series of each mutual fund listed on Schedule A hereto (each a "Fund", collectively the "Funds"), and The Bank of New York (the "Bank").

                                   WITNESSETH:

         That in consideration of the mutual agreements and covenants herein contained, the Bank and each Fund hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

         1. "ACCOUNT" shall mean an account in the name of a Fund or such Fund's transfer agent for receiving and disbursing money as provided in this Agreement.

         2. "ACCOUNT AVAILABLE BALANCE" shall mean with respect to an Account for any given day during a calendar month a positive or negative dollar amount equal to (A) if such day is a Business Day, the Account Available Balance as of the close of the last preceding Business Day plus a positive or negative dollar amount equal to the difference, if any, between the Chargeable Credits with respect to such day and such Account and the Chargeable Debits with respect to such day and such Account, and (B) if such day is not a Business Day, the Account Available Balance as of close of the last preceding Business Day, except that both (A) and (B) shall be reduced by the United States Federal Reserve reserve requirements then applicable to the Bank with respect to such Account. The Account Available Balance of an Account shall be zero on the date immediately preceding the first date on which an entry, consisting of either a Chargeable Credit or Chargeable Debit, is first made to such Account hereunder.

         3. "ACCESS" shall mean any on-line communication system provided by the Bank hereunder whereby either the receiver of such communication is able to verify by codes or otherwise with a reasonable degree of certainty the identity of the sender of such communication, or the sender is required to provide a password or other identification code.

         4. "AUTHORIZED PERSON" shall mean either (A) any person duly authorized by corporate resolutions of the board of directors or board of trustees of a Fund (each, a "Board") to give Oral and/or Written Instructions on behalf of such Fund, such persons to be designated in a certificate, substantially in the form of Exhibit A, which contains a specimen signature of such person, or (B) any person sending or transmitting any instruction or direction through ACCESS.

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         5.    "BUSINESS DAY" shall mean any day on which the Federal Reserve
Bank of New York is open for business, except for any such day on which the Bank is required by law or regulation to be closed, or elects to be closed.

         6. "CALENDAR MONTH EARNINGS CREDIT" shall mean with respect to an Account for any calendar month the dollar amount, whether positive or negative, equal to the sum of the Gross Calendar Month Earnings Credit with respect to such Account for such calendar month and the Monthly Overdraft Charges with respect to such Account for such calendar month.

         7. "CHARGEABLE CREDITS" shall mean with respect to an Account for any given day during a calendar month a positive amount of dollars equal to the sum, if any, of (A) the aggregate dollar amount of Federal Funds credited to such Account by the Bank in accordance with the then applicable availability schedule of the Federal Reserve Bank of New York, and (B) the aggregate dollar amount of Bank internal transfers of Federal Funds to such Account.

         8. "CHARGEABLE DEBITS" shall mean with respect to an Account for any given day during a calendar month a negative dollar amount equal to the sum, if any, of (A) the aggregate dollar amount of Federal Funds relating to such Account charged against the Bank by the Federal Reserve Bank of New York on or as of such day, and (B) the aggregate dollar amount of drafts drawn on such Account which are deposited in the Bank by customers of the Bank on such day, or Bank internal transfers from, or charges to, such Account.

         9. "DAILY EARNINGS" shall mean with respect to an Account for any day during a calendar month a positive dollar amount equal to the product of (A) the positive Account Available Balance, if any, of such Account for such day, multiplied by (B) the Daily Earnings Rate for such day. The Daily Earnings with respect to an Account for any day during a calendar month on which the Account Available Balance of such Account is negative shall be zero.

         10. "DAILY EARNINGS RATE" shall mean for any day during a calendar month one three hundred and sixty-fifth of the 91 day U.S. Treasury Bill discount rate of the Monday auction first preceding such day (whether or not such day is a Monday, and whether or not such Monday auction was in the immediately prior month), as such Monday auction 91 day U.S. Treasury Bill discount rate is reported in The Wall Street Journal.

         11. "DAILY OVERDRAFT CHARGES" shall mean with respect to an Account for any day during any calendar month a negative dollar amount equal to the product, if any, of (A) the negative Account Available Balances, if any, with respect to such Account for such day during such calendar month, multiplied by
(B) the Overdraft Rate.

         12.   "FEDERAL FUNDS" shall mean immediately available same day funds.

         13. "GROSS CALENDAR MONTH EARNINGS CREDIT" shall mean with respect to an Account for any calendar month a positive dollar amount equal to the aggregate sum of the Daily Earnings of such Account for such calendar month.



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         14.   "MONTHLY OVERDRAFT CHARGES" shall mean with respect to an Account for any calendar month a negative dollar amount equal to the aggregate sum of the Daily Overdraft Charges with respect to such Account for such calendar month which have not been previously paid to the Bank by the Fund to which such Account relates.

         15. "OMNIBUS ACCOUNT" shall mean an account at the Bank for the benefit of the Funds into which money (A) to be deposited into an Account is initially credited pending its transfer to such Account pursuant to Article III hereof, or (B) transferred from an Account pursuant to Article III is deposited pending its disbursement pursuant to Article III.

         16. "ORAL INSTRUCTIONS" shall mean verbal instructions actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person.

         17. "OVERDRAFT RATE" shall mean with respect to an Account for any calendar day during any calendar month a rate equal to one three hundred and sixtieth of the fed funds rate plus 1%.

         18. "SHAREHOLDER" shall mean any record holder of any Shares, as identified to the Bank from time to time pursuant to this Agreement.

         19. "SHARES" shall mean all or any part of each class of the shares of capital stock, beneficial interest, or limited partnership interest of a Fund, as the case may be, which are authorized and/or issued from time to time.

         20. "WRITTEN INSTRUCTIONS" shall mean written instructions actually received by the Bank from an Authorized Person or from a person reasonably believed by the Bank to be an Authorized Person by letter, memorandum, telegram, cable, telex, facsimile or through ACCESS.

                                   ARTICLE II
               APPOINTMENT OF BANK; REPRESENTATIONS AND WARRANTIES

         1. Appointment; Establishment of Accounts. Each Fund hereby appoints the Bank as its agent for the term of this Agreement to perform the cash management services set forth herein and in Schedule I attached hereto and made a part hereof (as such Schedule may be amended or supplemented from time to time by mutual agreement) which are selected by the Funds from time to time. The Bank hereby accepts appointment as such agent for each Fund and agrees to establish and maintain one or more Accounts and/or Omnibus Accounts as the parties shall determine are necessary to receive and disburse money as provided in this Agreement.

         2. Representations and Warranties. Each Fund hereby represents and warrants only as to itself, and not jointly, to the Bank, which representations and warranties shall be deemed to be continuing and to be reaffirmed upon delivery to the Bank of any Oral or Written Instructions, that:



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              (a)   It is duly organized and existing under the laws of the
jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

              (b) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, except to the extent such enforcement may be limited by general equity principles or bankruptcy principles; and

              (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

         3. Board Resolutions. Each Fund shall provide the Bank with a certified copy of a resolution of its Board appointing the Bank as its agent to act hereunder and providing for the creation of such Fund's Account(s), the utilization by such Fund of one or more Omnibus Accounts and the execution by such Fund of this Agreement, it being understood that receipt of the same by the Bank shall be a condition precedent to the Bank's establishing an Account for such Fund or such Fund's utilization of an Omnibus Account.

                                    ARTICLE III
                            CASH MANAGEMENT SERVICES

         1. Receipt of Money. The Bank shall receive money for credit to an Account only:

              (i) by personal presentment of drafts by a Fund, but not by a Shareholder of such Fund, at the branch or branches in Manhattan identified from time to time by the Bank to such Fund, provided such presentment is in accordance with the time frames specified by the Bank to such Fund;

              (ii) by mailing of drafts to a post office box designated by the Bank for such purpose, provided such drafts are accompanied by a properly completed investment stub;

              (iii) by wire transfer to an account maintained at the Federal Reserve Bank of New York as identified in writing by the Bank to a Fund;

              (iv) by transfer to an account identified in writing by the Bank to a Fund through the New York Automated Clearing House;

              (v) by transfer from another Account maintained by such Fund with the Bank under this Agreement;





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              (vi)  by transfer from another account maintained by such Fund with the Bank, including such Fund's custodian account under its Custody Agreement with the Bank as Custodian; or

              (vii) by transfer from any other account maintained with the Bank.

All money received by the Bank shall be credited upon receipt, but subject to final payment and receipt by the Bank of immediately available funds, and receipt by the Bank of such forms, documents and information as are required by the Bank from time to time and received in the appropriate time frames. If an Omnibus Account has been established for the Funds, such money shall be initially credited to the Omnibus Account pending its allocation to, and deposit in, an Account. The Bank shall be entitled to reverse any credits previously made to a Fund's Account or an Omnibus Account where money is not finally collected or where a credit to such account was in error.

         2. Disbursement of Money. The Bank shall disburse money credited to an Account only:

              (i) pursuant to Written Instructions of such Fund transmitted through ACCESS (except as otherwise provided in Article V, Section 7 hereof), to transfer funds as directed by such Fund (including transfers through the Federal Reserve Bank of New York transfer wire and the New York Automated Clearing House);

              (ii) in payment of drafts drawn by an Authorized Person or Shareholder (as appropriate for the particular Account), subject to the terms hereof; or

              (iii) in payment of charges to such Account representing amounts payable to the Bank, and chargeable against such Account, as provided in this Agreement.

The Bank shall be required to disburse money in accordance with the foregoing only insofar as such money is immediately available and on deposit with the Bank. If an Omnibus Account has been established for the Funds, such money shall be credited to the Omnibus Account pending such disbursement. All instructions directing the disbursement of money credited to an Account or Omnibus Account under this Agreement (whether through ACCESS or by Oral Instructions pursuant to Article V hereof) must identify an account to which such money shall be transferred, and include all other information reasonably required by the Bank from time to time. It is understood and agreed that with respect to any such instructions, when instructed to credit or pay a party by both name and a unique numeric or alphanumeric identifier (e.g., ABA number or account number), the Bank and any other financial institution participating in the funds transfer may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instruction to act as an intermediary in a funds transfer.

         3. Redemption Drafts; Shareholder Information. (a) Each Fund shall be entitled to supply its Shareholders with redemption drafts, but only in a form and substance agreed to by the




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Bank. The Bank agrees to give each Fund sixty (60) days prior notice of any changes to the form or substance of redemption drafts required by the Bank, provided that if such change is required by applicable rules or procedures of the Federal Reserve or any clearinghouse through which such drafts may be presented, the Bank may give less than sixty (60) days prior notice of such change.

              (b) Each Fund will promptly furnish to the Bank (i) the name, mailing address and telephone number of each Shareholder of such Fund, and (ii) specimen signatures for all individuals authorized to draw redemption drafts (whether on their own behalf or on behalf of third parties). Each Fund will promptly advise the Bank of individuals no longer authorized to draw redemption drafts, and those individuals newly authorized. Such information shall be provided to the Bank in a mutually agreed upon format.

         4. Redemption Draft Returns. A Fund may give the Bank Oral or Written Instructions from time to time to return unpaid redemption drafts of the Fund to the presenting financial institution for any reason, and the Bank shall use reasonable efforts to comply with such Oral or Written Instructions provided that such compliance would not prejudice or impair any rights or privileges of the Bank under prevailing draft return procedures and would not be contrary to prevailing industry rules, procedures, customs or practices. Notwithstanding the foregoing, or any other provision in this Agreement or Schedule I hereto, the Bank (i) may return redemption drafts with unauthorized or missing signatures to the presenting financial institution in accordance with prevailing banking industry draft return procedures, and (ii) shall have no obligation to request Oral or Written Instructions from a Fund with respect to any redemption drafts.

                                   ARTICLE IV
                      ADVANCES, OVERDRAFTS OR INDEBTEDNESS

         1. If the Bank in its sole discretion advances funds, or if there shall arise for whatever reason an overdraft or other indebtedness in connection with any Account or Omnibus Account, such advance, overdraft or indebtedness shall be deemed a loan made by the Bank to the Fund to which the Account relates, or in the case of an Omnibus Account, to which such advance, overdraft or indebtedness relates, payable on demand and bearing interest from the date incurred at the Overdraft Rate, such Overdraft Rate to be adjusted on the effective date of any change in the fed funds rate constituting a part thereof. In the event of any advance, overdraft or other indebtedness in connection with an Omnibus Account, the Bank shall be furnished promptly (and in any event by 12:00 p.m. on the next Business Day after such advance, overdraft or indebtedness) with Written Instructions identifying each Fund to which such advance, overdraft or indebtedness relates, and the amount allocable to such Fund(s).

         2. Each Fund hereby agrees with respect to its Account(s), any Omnibus Account(s) and any advances, overdrafts or other indebtedness that the Bank shall have a continuing lien and security interest in and to any property at any time held by it for the benefit of the Fund either hereunder or under such Fund's Custody Agreement with the Bank, or in which the Fund may have an interest which is then in the Bank's possession or control or in possession or control of any third party acting in the Bank's behalf, including in its behalf as Custodian under the Fund's Custody Agreement with the Bank. Each Fund authorizes the Bank, in its sole discretion, at any time to


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charge any advance, overdraft or indebtedness together with interest due thereon at the Overdraft Rate against any balance of accounts standing to the Fund's credit on the books of the Bank, including those books maintained by the Bank in its capacity as Custodian for the Fund under its Custody Agreement with the Fund.

         3. Each Fund agrees that upon allocation of all advances, overdrafts or indebtedness to its account pursuant to paragraph 1 above, its total borrowings from all sources (including the Bank) shall be in conformity with the requirements and limitations set forth in the Investment Company Act of 1940, as amended, and the Fund's Prospectus. Each Fund shall promptly (and in any event within one Business Day) notify the Bank in writing whenever it fails to comply with any of the foregoing requirements.

                                    ARTICLE V
                      ACCESS; CALL-BACK SECURITY PROCEDURE

         1. Services Generally. Each Fund shall be permitted to utilize ACCESS to obtain direct on-line access to its Accounts and Omnibus Accounts. ACCESS shall permit each Fund at the times mutually agreed upon by the Bank and such Fund to receive reports, make inquiries, instruct the Bank to disburse money in accordance with Article III, and perform such other functions as are more fully set forth in Schedule I hereto.

         2. Permitted Use; Proprietary Information; Equipment. (a) Upon delivery to a Fund of software enabling such Fund to utilize ACCESS (the "Software"), the Bank grants to the Fund a personal, nontransferable and nonexclusive license to use the Software solely for the purpose of transmitting Written Instructions, receiving reports, making inquiries or otherwise communicating with the Bank in connection with the Account(s) or the Omnibus Account. Each Fund shall use the Software solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to any Fund with respect to the Software. Each Fund acknowledges that the Bank and its suppliers retain and have title and exclusive proprietary rights to the Software, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof. Each Fund further acknowledges that all or a part of the Software may be copyrighted or trademarked (or a registration or claim made therefor) by the Bank or its suppliers. No Fund shall take any action with respect to the Software inconsistent with the foregoing acknowledgments, nor shall any Fund attempt to decompile, reverse engineer or modify the Software. No Fund may copy, sell, lease or provide, directly or indirectly, any of the Software or any portion thereof to any other person or entity without the Bank's prior written consent. No Fund may remove any statutory copyright notice or other notice included in the Software or on any media containing the Software. Each Fund shall reproduce any such notice on any reproduction of the Software and shall add any statutory copyright notice or other notice to the Software or media upon the Bank's request.

              (b) Each Fund acknowledges that all data bases made available as part of, or through ACCESS, and any proprietary data, processes, information and documentation (other than




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any such which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of the Bank. Each Fund shall keep the Information confidential by using the same care and discretion that each Fund uses with respect to its own confidential property and trade secrets, and shall neither make nor permit any disclosure without the express prior written consent of the Bank.

              (c) Each Fund shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize ACCESS and receive the services thereby, and the Bank shall not be responsible for the reliability or availability of any such equipment or any services used in connection with ACCESS.

              (d) Upon termination of this Agreement for any reason, each Fund shall return to the Bank any and all copies of the Information which are in such Fund's possession or under its control, or distributed to third parties. The provisions of this Article shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all Information whether or not copyrighted.

         3. Modifications. The Bank reserves the right to modify ACCESS or the Software from time to time without notice to any Fund. Each Fund agrees not to modify or attempt to modify ACCESS or the Software without the Bank's prior written consent. Each Fund acknowledges that ACCESS and the Software are the property of the Bank and, accordingly, each Fund agrees that any modifications to ACCESS or the Software, whether by such Fund or the Bank and whether with or without the Bank's consent, shall become the property of the Bank.

         4. No Representations or Warranties. The Bank and its manufacturers and suppliers make no warranties or representations, express or implied, in fact or in law, including but not limited to warranties of merchantability and fitness for a particular purpose, in connection with any Fund's use of ACCESS or the Software.

         5. Security; Reliance; Unauthorized Use. Each Fund will, and will cause all persons utilizing ACCESS to, treat the user and authorization codes, passwords and authentication keys applicable to ACCESS with extreme care. The Bank is hereby irrevocably authorized to act in accordance with and rely on Written Instructions received by it through ACCESS. Each Fund acknowledges that it is its sole responsibility to assure that only Authorized Persons use ACCESS and that the Bank shall not be responsible nor liable for any unauthorized use thereof, and agrees that the security procedures to be followed in connection with the Fund's transmission of Written Instructions through ACCESS provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

         6. Limitations of Liability. (a) Except as otherwise specifically provided in Section 6(b) below, the Bank shall have no liability for any losses, damages, injuries, claims, costs or expenses of a Fund arising out of or in connection with any failure, malfunction or other problem relating to any Fund's use of ACCESS, except for money damages suffered as the direct result of the negligence of the Bank in an amount not exceeding, in the aggregate for all such losses, damages, injuries, claims, costs and expenses of a Fund arising during any month, the total charges paid by



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such Fund to the Bank for ACCESS and services hereunder which caused such loss, damage, injury, claim, cost or expense during the 12 months preceding the month in question, or such lesser number of months as a Fund has used ACCESS if such Fund has not received 12 months use of ACCESS; provided however, that the Bank shall have no liability under this Section 6(a) if a Fund fails to comply with the provisions of Section 6(d).

              (b) The Bank's liability for its negligence in executing or failing to execute a Fund's Written Instructions received through ACCESS shall be only with respect to a transfer, or failure to transfer, funds not in accordance with such Written Instructions after such instructions have been duly acknowledged by the Bank, and shall be contingent upon the Fund complying with the provisions of Section 6(d) below, and shall be limited to (i) restoration of the principal amount mistransferred, if and to the extent that the Bank would be required to make such restoration under applicable law, and (ii) the lesser of
(A) a Fund's actual pecuniary loss incurred by reason of its loss of use of the mistransferred funds or the funds which were not transferred, as the case may be, or (B) compensation for the loss of the use of the mistransferred funds or the funds which were not transferred, as the case may be, at a rate per annum equal to the average Federal Funds rate as computed from the Federal Reserve Bank of New York's daily determination of the effective rate for Federal Funds, for the period during which a Fund has lost use of such funds. In no event shall the Bank have any liability for failing to execute Written Instructions for the transfer of funds which are received by it through ACCESS other than through the applicable transfer module for the particular instructions.

              (c) Without limiting the generality of the foregoing, it is hereby agreed that in no event shall the Bank or any manufacturer or supplier of its computer equipment, software or services be responsible for any special, indirect, incidental or consequential damages which a Fund may incur arising out of or in connection with ACCESS or the services provided thereby, even if the Bank or such manufacturer or supplier has been advised of the possibility of such damages and regardless of the form of action.

              (d) Each Fund shall notify the Bank of any errors, omissions or interruptions in, or delay or unavailability of, ACCESS as promptly as practicable, and in any event within one Business Day after the earliest of (i) discovery thereof, (ii) the date discovery should have occurred through the exercise of reasonable care, and (iii) in the case of any error, the date of the earliest notice to such Fund which reflects such error.

              (e) The Bank shall acknowledge through ACCESS its receipt of each Written Instruction communicated through ACCESS, and in the absence of such acknowledgement the Bank shall not be liable for any failure to act in accordance with such Written Instruction and the Funds may not claim that such Written Instruction was received by the Bank.

         7. Funds Transfer Back-Up Procedure. (a) In the event ACCESS is inoperable and a Fund is unable to utilize ACCESS for the transmission of Written Instructions to the Bank to transfer funds, the Fund may give Oral Instructions regarding funds transfers, it being expressly understood and agreed that the Bank's acting pursuant to such Oral Instructions shall be contingent upon the Bank's verification of the authenticity thereof pursuant to the Call-Back Security Procedure set forth




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

on Schedule III hereto (the "Procedure"). In this regard, each Fund shall deliver to the Bank a Funds Transfer Telephone Instruction Authorization in the form of Schedule III-A hereto, identifying the individuals authorized to deliver and/or confirm all such Oral Instructions. Each Fund understands and agrees that the Procedure is intended to determine whether Oral Instructions received pursuant to this Section are authorized but is not intended to detect any errors contained in such instructions. Each Fund hereby accepts the Procedure and confirms its belief that the Procedure is commercially reasonable.

              (b) The Bank shall have no liability whatsoever for any funds transfer executed in accordance with Oral Instructions delivered and confirmed pursuant to this Section 7 and Schedule III hereto. The Bank's liability for its negligence in executing or failing to execute any such Oral Instructions shall be determined by reference to Section 6(b) of this Article.

              (c) The Bank reserves the right to suspend acceptance of Oral Instructions pursuant to this Section 7 if conditions exist which the Bank, in its sole discretion, believes have created an unacceptable security risk.

         8. EXPORT RESTRICTIONS. EXPORT OF THE SOFTWARE IS PROHIBITED BY UNITED STATES LAW. EACH FUND AGREES THAT IT WILL NOT UNDER ANY CIRCUMSTANCES RESELL, DIVERT, TRANSFER, TRANSSHIP OR OTHERWISE DISPOSE OF THE SOFTWARE (IN ANY
FORM) IN OR TO ANY OTHER COUNTRY. IF THE BANK DELIVERED THE SOFTWARE TO ANY FUND OUTSIDE OF THE UNITED STATES, THE SOFTWARE WAS EXPORTED FROM THE UNITED STATES IN ACCORDANCE WITH THE EXPORT ADMINISTRATION REGULATIONS. DIVERSION CONTRARY TO U.S. LAW IS PROHIBITED. Each Fund hereby authorizes the Bank to report its name and address to government agencies to which the Bank is required to provide such information by law.

                                   ARTICLE VI
                               CONCERNING THE BANK

         1. Standard of Care; Presentment of Claims. Except as otherwise provided herein, the Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorney's fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of the Bank's own negligence, bad faith or willful misconduct. Notwithstanding the foregoing or anything contained in Schedule I hereto, the Bank shall not be liable for any loss or damage, including attorney's fees, resulting from the Bank paying any redemption draft containing a forged drawer signature, unless such loss or damage arises out of the Bank's gross negligence, bad faith or willful misconduct. All claims against the Bank hereunder shall be made by the respective Fund as promptly as practicable, and in any event within 6 months from the date of the action or inaction on which such claim is based, and shall include reasonable documentation evidencing such claim and loss.

         2. No Liability. The Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims, including attorney's fees, which are sustained or incurred by reason of any action or inaction by the Federal Reserve wire transfer system or the New York Automated





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Clearing House. Notwithstanding any other provision elsewhere contained in this
Agreement, in no event shall the Bank be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

         3. Indemnification. Each Fund shall indemnify and exonerate, save and hold harmless the Bank from and against any and all costs, expenses, damages, liabilities or claims, including reasonable attorney's fees and expenses, which the Bank may sustain or incur or which may be asserted against the Bank by reason of or as a result of any action taken or omitted by the Bank in connection with its performance under this Agreement, except those costs, expenses, damages, liabilities or claims arising out of the Bank's own negligence, bad faith or wilful misconduct. This indemnity shall be a continuing obligation of each Fund notwithstanding the termination of this Agreement, any Account or Omnibus Account with respect to a Fund.

         4. No Obligation to Inquire. Without limiting the generality of the foregoing, the Bank shall in no event be under any obligation to inquire into, and shall not be liable for:

              (a) the due authority of any Authorized Person acting on behalf of a Fund in connection with this Agreement;

              (b) the genuineness of any drawer signature on any draft deposited in any Account or Omnibus Account, or whether such signature is a forgery, other than the signature of the drawer of any draft drawn on the Bank;

              (c) the existence or genuineness of any endorsement or any marking purporting to be an endorsement on any draft deposited in any Account or Omnibus Account, or whether such endorsement or marking is a forgery, it being expressly understood that all risks associated with the acceptance by the Bank of any draft payable to a payee other than a Fund for deposit in any Account or Omnibus Account pursuant to Oral or Written Instructions by the Fund shall be borne by such Fund;

              (d) any discrepancy between the pre-printed investment stub (other than a substitute stub created by the Bank) and the payee either named on a draft or written on the face thereof, provided the Bank has acted in accordance with the investment stub;

              (e) any discrepancy between the written amount for which any draft is drawn and the Magnetic Inscription Character Recognition ("MICR") code enscribed thereon by any bank other than the Bank on any draft presented, provided the Bank has acted in accordance with the MICR code;

              (f) any disbursement directed by a Fund, regardless of the purpose therefor;

              (g) any determination of the Share balance of any Shareholder whose name is signed on any redemption draft;

              (h) any determination of length of time any Shares have been owned by any Shareholder or the method of payment utilized to purchase such Shares by such Shareholder;

              (i) any claims, liens, attachments, stays or stop payment orders with respect to any Shares, proceeds, or money, other than a stop payment order placed by a Fund on a draft drawn by such Fund on its Account or an Omnibus Account;

              (j) the propriety and/or legality of any transaction in any Account or Omnibus Account;

              (k) the lack of authority of any person signing as a drawer of a draft, provided such person and his specimen signature is specified in the certificate of authorized signatures last received by the Bank; or

              (l) whether any redemption draft equals or exceeds any minimum amount.

         5. Reliance Upon Instructions. The Bank shall be entitled to rely upon any Written or Oral Instructions received by the Bank. Each Fund agrees to forward to the Bank Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by the Bank by the close of business of the same day that such Oral Instructions are given to the Bank. Each Fund agrees that the fact that such confirming Written Instructions are not timely received or that contrary Written Instructions are received by the Bank shall in no way affect the validity or enforceability of transactions previously authorized.

         6. Force Majeure. The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computers (hardware or software), transportation, or communications service; mechanical breakdowns; interruption or loss of ACCESS (except as otherwise provided in Section 7 of Article V); accidents; acts of civil or military authority; governmental actions; labor disputes; or inability to obtain labor, material, equipment or transportation.

         7. No Implied Duties; Performance According To Applicable Law. The Bank shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I hereto, and no covenant or obligation shall be implied against the Bank. The Bank's duties and responsibilities hereunder shall be performed in accordance with applicable laws, regulations and rules, including but not limited to Federal Reserve Regulation CC and the Operating Rules of the New York Automated Clearing House, and the Bank shall have no obligation to take actions which in the reasonable opinion of the Bank are either inconsistent with, or prejudice or impair the Bank's rights under, any such laws, regulations and rules.

         8. Requests for Instructions. At any time the Bank may apply to an officer of a Fund for Oral or Written Instructions with respect to any matter arising in connection with the Bank's duties and obligations hereunder, and the Bank shall not be liable for any action taken or permitted by it in good faith in accordance with such Oral or Written Instructions. Such application for Oral or Written Instructions may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted by the Bank with respect to its duties or obligations hereunder and the date on or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein (which shall be at least 5 days after the date of such Fund's receipt of such application) unless, prior to taking or omitting any such action, the Bank has received Oral or Written Instructions in response to such application specifying the action to be taken or omitted. The Bank may apply for and obtain the advice and opinion of counsel to the Fund or of its own counsel, at the expense of the Fund, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

         9. Delegation of Duties. The Bank may delegate any of its duties and obligations hereunder to any delegee and may employ agents or attorneys-in-fact; provided however, that no such delegation or employment by the Bank shall discharge the Bank from its obligations hereunder. The Bank shall have no liability or responsibility whatsoever if any delegee, agent or attorney-in-fact shall have been selected or approved by a Fund. Notwithstanding the foregoing, nothing contained in this paragraph shall obligate the Bank to effect any delegation or to employ any agent or attorney-in-fact.

         10. Fees; Invoices. (a) For its services hereunder, each Fund agrees to pay the Bank (i) its out-of-pocket expenses, (ii) the monthly fees and compensation set forth on Schedule II attached hereto, and (iii) any negative Calendar Month Earnings Credits, and such other amounts as may be mutually agreed upon from time to time. The Bank shall provide each Fund with a monthly activity analysis detailing service volumes, and including average Account Available Balances and average ledger balances, and all fees owing for such month.

              (b) The Bank shall submit periodic invoices specifying the amount of all out-of- pocket expenses, fees, compensation and negative Calendar Month Earnings Credits then due hereunder. The Bank may, and is hereby authorized by each Fund, to charge such amounts to an Omnibus Account or the appropriate Fund's Account(s), but only if such amounts remain unpaid for fifteen (15) days after the end of the period to which such amounts relate.

         11. Application of Calendar Month Earnings Credits. (a) Any positive Calendar Month Earnings Credit for a calendar month shall be applied only as follows and only in the specified order:

                    i. First, applied against such compensation, fees, but not out-of-pocket expenses, payable by such Fund to the Bank under this Agreement for such month; and

                    ii. Second, applied against such compensation, fees, and negative Calendar Month Earnings Credits, but not out-of-pocket expenses, payable by such Fund to the Bank under this Agreement for any subsequent month in the same calendar year.

              (b) Except as provided above, in no event may any Calendar Month Earnings Credit be applied to any month other than the month in which it was earned. Calendar Month

Earnings Credits may not be transferred to, or utilized by, any other Fund, person or entity. The portion, if any, of any Calendar Month Earnings Credit not used by a Fund may be carried, but only forward; provided, however, that in no event may any Calendar Month Earnings Credit, including those earned during the fourth calendar quarter, be carried beyond the end of the calendar year in which earned.

                                   ARTICLE VII
                                   TERMINATION

         1. Notice. This Agreement may be terminated by either the Bank giving to any Fund, or any Fund giving to the Bank, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Notwithstanding the foregoing, the Bank reserves the right to terminate this Agreement (a) at any time upon 30 days prior written notice if the condition precedent set forth in Article II, paragraph 3 is unfulfilled, and (b) upon notice if a Fund either (i) fails to comply with Article IV, Section 3, or (ii) borrows funds from the Bank in an amount exceeding the Bank's legal lending limit.

         2. Obligations Upon Termination. Upon termination, the Bank's sole obligations, which shall arise only after, and not before, each Fund which is the subject of such termination has paid to the Bank all out-of-pocket expenses, fees, compensation, negative Calendar Month Earnings Credits and other amounts owed by such Fund to the Bank, shall be (i) to deliver to the affected Fund(s) such records, if any, as may be owned by such Fund(s), in the form and manner kept by the Bank on such date of termination, and (ii) to pay to the affected Fund(s) any monies held for their account hereunder.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         1. Certificates of Authorized Persons. Each Fund agrees to furnish to the Bank a new certificate of Authorized Persons in the event that any present Authorized Person of such Fund ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new certificate is received, the Bank shall be fully protected in acting under the provisions of this Agreement upon Oral or Written Instructions or signatures of the present Authorized Persons as set forth in the last delivered certificate.

         2. Notices. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Bank, shall be sufficiently given if addressed to the Bank and received by it at its offices at 90 Washington Street, 22nd Floor, New York, New York 10286, Attention: Division Manager - Mutual Funds, or at such other place as the Bank may from time to time designate in writing.

              (b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to a Fund shall be sufficiently given if addressed to a Fund and received by it at
              , or at such other place as such Fund may from time to time designate in writing.

         3. Cumulative Rights and No Waiver. Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

         4. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

         5. Amendments. This Agreement may not be amended or modified in any manner except by a written agreement executed by the Bank and each Fund to be bound thereby, and, except in the case of an amendment to Schedule I hereto, authorized or approved by a resolution of each Fund's Board.

         6. Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provisions hereof.

         7. Applicable Law; Consent to Jurisdiction; Jury Trial Waiver. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles thereof. Each party hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder and hereby waives its right to trial by jury.

         8. No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the Bank and each Fund and their respective permitted successors and assigns, and no right shall be granted to any other person by virtue of this Agreement.

         9. Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of the Bank and authorized or approved by a resolution of such Fund's Board.

         10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         11. Several Obligations. The parties acknowledge that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

                                      By:
                                         ---------------------------------------
                                           on behalf of each Fund identified on
                                           Schedule A attached hereto


                                      THE BANK OF NEW YORK


                                      By:
                                         ---------------------------------------

                                      Title:

                                   SCHEDULE A

                                  Name of Fund


ASSET MANAGEMENT FUND, INC.
         Money Market Portfolio
         Short U.S. Government Securities Portfolio
         Adjustable Rate Mortgage (ARM) Portfolio
         Intermediate Mortgage Securities Portfolio
         U.S. Government Mortgage Securities Portfolio

INSTITUTIONAL INVESTORS CAPITAL APPRECIATION FUND, INC.

M.S.B. FUND, INC.

                                    EXHIBIT A


         I,                 of                      (the "Fund"), a
                     corporation do hereby certify that:

         The following individuals have been duly authorized by the [Board of Directors] [Board of Trustees] of the Fund in conformity with the Fund's [Articles of Incorporation] [Declaration of Trust] and By-Laws to give Oral Instructions and Written Instructions on behalf of the Fund for purposes of the Fund's Cash Management and Related Services Agreement, and the signatures set forth opposite their respective names are their true and correct signatures.


                       Name                                                       Signature


---------------------------------------------------------- --------------------------------------------------------

---------------------------------------------------------- --------------------------------------------------------

---------------------------------------------------------- --------------------------------------------------------

---------------------------------------------------------- --------------------------------------------------------

---------------------------------------------------------- --------------------------------------------------------









                                           -------------------------------------
                                                     [Title of Officer]

                          CASH MANAGEMENT SERVICES/FEES
                                       FOR
                             SHAY ASSETS MANAGEMENT


                                DEPOSIT SERVICES

                                              FEE       COMMENTS
                                              ---       --------
Monthly Maintenance                          $35.00     Checking Account
Deposit Ticket                               $ 1.10     Cash Letter/Deposit
Deposit Item                                 $ 0.17     Uncoded Cash Letter Item E.G. Cash Letter, OCR
Deposit Item Returned                        $10.00
Paid Check                                      .17
Stop Payment/Manual                           20.00     Written/Oral
Stop Payment/Automated                         6.00
Internal Debit                               $ 0.50
Internal Credit                              $ 0.50
MicroFilm (Reel or Cassette)                  25.00     Paid Checks; Reports, etc.
Microfiche                                     5.00     Lock Box/Reports, etc.
Data Transmission                             10.00     Paid Checks; Reports, etc.

                                 FUNDS TRANSFER



Outgoing Fed Funds/Chips
------------------------
   - Book to Book                            $ 4.00     No Charge for Credits
   - Fast Process                            $ 4.00
   - Operator Interventions-Repair           $ 5.00

Incoming Fed Funds/Chips
------------------------
   - Fast Process                              5.50

Telephone Advice                               5.00
----------------

Official Check Issuance
-----------------------
   - Fast Process                            $ 3.00
   - Operator Intervention-Repair            $ 5.00

                          CASH MANAGEMENT SERVICES/FEES
                                       FOR
                             SHAY ASSETS MANAGEMENT


                           ELECTRONIC BANKING SERVICES




Balance Reporting                                               Prior Day Information
Per Access                                     4.50
Per Summary/Detail Fields Loaded                .20
Per Summary/Detail Fields Reported              .10

                              TIME CRITICAL REPORTS

DYNAMIC REPORT                                                  Intra-Day Balance/Detail
--------------                                                  Per Account
Per Access                                     3.00
Per Item - Abbreviation Text                    .25
Per Item - Full Text                           1.00

            MICRO/CA$H-REGISTER SOFTWARE MAINTENANCE

Installation                                 Waived             Per Installation
Per Customer ID                              $25.00             Per Month, Basic
Fund Transfer                                $25.00             Per Month, Basic


ITEMS STATUS REPORT
-------------------
Per Month                                    Waived
Direct Customer Inquiry                   No Charge

EARNINGS CREDIT
---------------
Calculated based on the 90 day U.S. Treasury Bill rate on the average daily balances less reserves. The Credit is applied against your Cash Management fees.

OVERDRAFT CHARGES
-----------------
Overdraft charges will be computed at 1% above the Federal Funds Rate on the day of the overdraft, based on negative account available balances.